Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Fourth Quarter Loan and Deposit Growth Concludes Overall Record Year

Jericho, NY – January 24, 2020 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the fourth quarter and year end for 2019. Significant achievements during the quarter and year include:

•

Net income increased 35% to $3.9 million, or $0.50 per diluted share, for the current quarter compared to net income of  $2.9 million, or $0.37 per diluted share, for the quarter ended December  31, 2018.

•	Returns on average assets and common equity were 2.01% and 14.19%, respectively, and 1.93% and 13.95%, respectively for the quarter and year ended December 31, 2019.

•	Supported by a strong net interest margin of 4.79%, net interest income for the fourth quarter increased $1.1 million, or 15%, to $8.9 million compared to the same period in 2018.
•	Total assets increased $134.1 million, or 20%, to $798.0 million when compared to December 31, 2018.
•

Loans increased $97.3 million, or 21%, to $565.4 million at December 31, 2019 from $468.1 million at December 31, 2018, primarily driven by our commercial attorney and commercial real estate loan portfolios. On a linked quarter basis, our loans increased $31.4 million, or 23% annualized.

•	Continued solid asset quality metrics with 0.26% in nonperforming loans to total loans and an allowance for loan losses to total loans of 1.24% at December 31, 2019.
•	Merchant services fees increased 109% to $3.0 million compared to the quarter ended December 31, 2018. Total fee income represented 26.3% of total revenue for the quarter.
•	Efficiency ratio improved to 52.8% for the fourth quarter of 2019 compared to 55.6% for the fourth quarter of 2018.
•

Deposits totaled $680.6 million, a $112.2 million, or 20% increase from December 31, 2018 with a year to date cost of funds of 0.41% (including demand deposits). This growth was primarily driven by our litigation market customers.

•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our industry leading performance metrics continue to demonstrate the strength of our business platforms as well as the strength and depth of our management team,” stated Tony Coelho, Chairman of the Board. “We will continue to invest in technology and people as we build out our platforms and brand in 2020.”

“We have experienced continued strong growth in both the legal and merchant verticals despite competitive pressures in both markets in 2019,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Through our talented management team, we will continue to execute in both key markets and outperform industry norms as we invest in the future of our Company.”

Fourth Quarter Earnings

Net income for the quarter ended December  31, 2019 was $3.9 million, or $0.50 per diluted share, compared to $2.9 million, or $0.37 per diluted share for the same period in 2018. Returns on average assets and common equity for the current quarter were 2.01% and 14.19% compared to 1.74% and 12.74% for the same period of 2018.

Net interest income for the fourth quarter of 2019 increased $1.1 million, or 14.6%, to $8.9 million, primarily due to growth in average interest earning assets totaling $98.2 million, or 15.5%, to $733.4 million when compared to the same period in 2018. Our net interest margin decreased slightly to 4.79% for the fourth quarter of 2019 compared to 4.83% in 2018 due to reductions in short-term interest rates in 2019. Average loans in the quarter increased $81.8 million, or 18.1%, to $532.9 million when compared to the fourth quarter of 2018. Loan growth was primarily driven by commercial attorney and commercial real estate loans representing organic growth funded with core deposits (total deposits excluding certificates of deposit). Core deposits represent 97.1% of total deposits at December  31, 2019 while our loan-to-deposit ratio was 83.1%.

The provision for loan losses was $600 thousand for the fourth quarter of 2019,  a  $200 thousand increase from the comparable period in 2018.  The higher provision for the three months ended December 31, 2019 is primarily due to a chargeoff of a NFL consumer post settlement loan in the fourth quarter of 2019.  As of December  31, 2019, Esquire had nonperforming loans to total loans of 0.26%.

Noninterest income increased $1.2  million, or 58.2%, to $3.2 million for the fourth quarter of 2019 as compared to the fourth quarter 2018. Our merchant services platform experienced strong growth in 2019, offset by decreased margins on administrative service payment (“ASP”) fees on off-balance sheet funds. Merchant processing income increased $1.6 million or 108.7% compared to the fourth quarter of 2018. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and additional fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. On a linked quarter basis, merchant revenues decreased $301 thousand, or 9.2%, due to increased competitive pressure on certain fee allocation arrangements with certain ISOs. Other noninterest income, consisting primarily of ASP fee income, declined by $390 thousand compared to the quarter ended December  31, 2018. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds as well as short-term interest rates.

Noninterest expense increased $936 thousand, or 17.3%, to  $6.3 million for the fourth quarter of 2019 as compared to the fourth quarter of 2018. This increase was primarily driven by increases in employee compensation and benefits and data processing costs. Employee compensation and benefits costs increased due to an increase in the number of employees as well as the impact of salary and bonus increases in 2019. Data processing costs increased as processing volumes increased as well as additional costs related to certain system implementations. The Company’s efficiency ratio continued to improve to 52.8% for the three months ended December  31, 2019 as compared to 55.6% for the same period ended 2018.

The effective tax rate for the fourth quarter of 2019 was approximately 24% as compared to approximately 27% for the fourth quarter of 2018.  This decrease was primarily a result of tax credits from our investment in proprietary technology and the continued expansion of our national litigation and merchant platforms.

Full Year Earnings

Net income for the year ended December  31, 2019 was $14.1 million, or $1.82 per diluted share, compared to $8.7 million, or $1.13 per diluted share for 2018. Returns on average assets and common equity for the year ended December  31, 2019 were 1.93% and 13.95% compared to 1.45% and 10.12% for 2018.

For the year ended December 31, 2019, net interest income increased $6.4 million, or 23.0%, to $34.1 million, primarily due to growth in average interest earning assets totaling $116.2 million, or 19.8%, to $702.3 million when compared to the year ended 2018. Our net interest margin increased to 4.86% for the year ended 2019 compared to 4.73%  for the same period in 2018. Average loans for the year ended 2019 increased $108.9 million, or 27.3%, to $507.5 million. Loan growth was primarily driven by commercial attorney and commercial real estate loans which represents organic growth funded with core deposits.

The provision for loan losses was $1.9 million for the year ended December  31, 2019, $475 thousand higher than the year ended 2018. The higher provision is reflective of growth, composition of the loan portfolio, and a year-end chargeoff of a NFL consumer post settlement loan.

Noninterest income increased $4.0 million, or 50.4%, to $11.8 million for the year ended 2019. Our merchant services platform experienced strong growth in 2019, offset by decreased ASP fees. Merchant processing income increased $6.0 million or 121.2% compared to the year ended 2018. This increase was due to the expansion of our sales channels through ISOs, merchants and additional fee allocation arrangements. Other noninterest income, consisting primarily of ASP fee income, declined by $2.1 million or 71.1%

compared to the year ended December  31, 2018. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds as well as short-term interest rates.

Noninterest expense increased $2.6 million, or 11.8%, to $24.9 million for the year ended 2019 as compared to the year ended 2018 driven by an increase in compensation and benefits, data processing and professional and consulting services costs.  Employee compensation and benefits costs increased due to an increase in the number of employees as well as increases in salary and bonuses in 2019. Data processing costs increased as processing volumes increased as well as additional costs related to certain system implementations. Professional and consulting costs increased due to our IT enterprise-wide architecture assessments and our investment in certain proprietary technology. The Company’s efficiency ratio continued to improve to 54.3% for the year ended December  31, 2019 as compared to 59.3% for the year ended 2018.

The effective tax rate for the year ended 2019 was approximately 26% as compared to approximately 27% for the year ended 2018.

Asset Quality

Nonperforming assets, consisting of several nonaccrual consumer loans, totaled $1.5 million as of December  31, 2019. Nonperforming assets as a percentage of total assets was 0.18%. There were no nonperforming assets as of December  31, 2018. The allowance for loan losses was $7.0 million, or 1.24% of total loans, as compared to $5.6 million, or 1.20% of total loans at December  31, 2018. The increase in the allowance as a percentage of loans was primarily related to loan growth in the commercial, commercial real estate and consumer loan categories.

Balance Sheet

At December  31, 2019, total assets were $798.0 million, reflecting a $134.1 million, or 20.2% increase from December  31, 2018. This increase is attributable to increases in loans totaling $97.3 million, or 20.8%, to $565.4 million, primarily driven by commercial attorney related, commercial real estate and consumer loans, funded with core low-cost deposits.

Total deposits were $680.6 million as of December  31, 2019, a $112.2 million, or 19.7% increase from December  31, 2018. This was primarily due to a  $123.8 million, or 36.9% increase in Savings, NOW and Money Market deposits to $459.0 million, offset by a $10.9 million, or 5.1%  decrease in noninterest bearing demand deposits to $201.8 million and a decrease in time deposits of $671 thousand, or 3.3%, to $19.7 million. The increase was primarily driven by commercial and escrow low-cost deposits from our litigation customers.

Stockholders’ equity increased $18.3 million to $111.1 million at December  31, 2019 compared to December  31, 2018. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements”  relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$61,806	$30,562
Securities available for sale, at fair value	146,419	145,698
Securities, restricted at cost	2,665	2,583
Loans	565,369	468,101
Less: allowance for loan losses	(6,989)	(5,629)
Loans, net of allowance	558,380	462,472
Premises and equipment, net	2,835	2,694
Other assets	25,903	19,890
Total Assets	$798,008	$663,899

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$201,837	$212,721
Savings, NOW and money market deposits	459,037	335,283
Certificates of deposit	19,746	20,417
Total deposits	680,620	568,421
Other liabilities	6,326	2,704
Total liabilities	686,946	571,125
Total stockholders' equity	111,062	92,774
Total Liabilities and Stockholders' Equity	$798,008	$663,899

Selected Financial Data
Common shares outstanding	7,652,170	7,532,723
Book value per share	$14.51	$12.32
Equity to assets	13.92%	13.97%

Capital Ratios (1)
Tier 1 leverage ratio	13.50%	13.26%
Common equity tier 1 capital ratio	16.77%	17.54%
Tier 1 capital ratio	16.77%	17.54%
Total capital ratio	17.94%	18.70%

Asset Quality
Nonperforming loans	$1,476	$—
Allowance for loan losses to total loans	1.24%	1.20%
Nonperforming loans to total loans	0.26%	—%
Nonperforming assets to total assets	0.18%	—%
Allowance/nonperforming loans	473.51%	—%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest income	$9,356	$8,198	$36,659	$28,951
Interest expense	504	471	2,548	1,212
Net interest income	8,852	7,727	34,111	27,739
Provision for loan losses	600	400	1,850	1,375
Net interest income after provision for loan losses	8,252	7,327	32,261	26,364

Noninterest income:
Merchant processing income	2,983	1,429	10,976	4,961
Other noninterest income	181	571	835	2,894
Total noninterest income	3,164	2,000	11,811	7,855

Noninterest expense:
Employee compensation and benefits	3,836	2,810	14,677	13,039
Other expenses	2,505	2,595	10,257	9,256
Total noninterest expense	6,341	5,405	24,934	22,295
Income before income taxes	5,075	3,922	19,138	11,924
Income taxes	1,202	1,049	4,995	3,190
Net income	$3,873	$2,873	$14,143	$8,734

Earnings Per Share
Basic	$0.52	$0.39	$1.91	$1.18
Diluted	$0.50	$0.37	$1.82	$1.13
Basic - adjusted (1)	$0.52	$0.39	$1.91	$1.30
Diluted - adjusted (1)	$0.50	$0.37	$1.82	$1.24

Selected Financial Data
Return on average assets	2.01%	1.74%	1.93%	1.45%
Return on average common equity	14.19%	12.74%	13.95%	10.12%
Adjusted return on average assets (1)	2.01%	1.74%	1.93%	1.60%
Adjusted return on average common equity (1)	14.19%	12.74%	13.95%	11.12%
Net interest margin	4.79%	4.83%	4.86%	4.73%
Efficiency ratio(2)	52.8%	55.6%	54.3%	59.3%

(1) Figures have been adjusted to exclude a $1.2 million one-time charge (pretax) related to the passing of the Company’s Executive Chairman in 2018. See non-GAAP reconciliation provided elsewhere herein.

(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income. See non-GAAP reconciliation provided elsewhere herein addressing non-recurring charges.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended December 31,
	2019			2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$532,938	$8,266	6.15%	$451,122	$6,997	6.15%
Securities, includes restricted stock	136,401	836	2.43%	153,969	1,039	2.68%
Interest earning cash	64,073	254	1.57%	30,111	162	2.13%
Total interest earning assets	733,412	9,356	5.06%	635,202	8,198	5.12%

NONINTEREST EARNING ASSETS	31,939			19,018

TOTAL AVERAGE ASSETS	$765,351			$654,220

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$394,969	$405	0.41%	$330,043	$329	0.40%
Time deposits	19,909	98	1.95%	26,679	135	2.01%
Total interest bearing deposits	414,878	503	0.48%	356,722	464	0.52%
Short-term borrowings	1	—	—%	763	4	2.08%
Secured borrowings	87	1	4.56%	159	3	7.49%
Total interest bearing liabilities	414,966	504	0.48%	357,644	471	0.52%

NONINTEREST BEARING LIABILITIES
Demand deposits	232,267			202,349
Other liabilities	9,817			4,781
Total noninterest bearing liabilities	242,084			207,130
Stockholders' equity	108,301			89,446

TOTAL AVG. LIABILITIES AND EQUITY	$765,351			$654,220
Net interest income		$8,852			$7,727
Net interest spread			4.58%			4.60%
Net interest margin			4.79%			4.83%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Year Ended December 31,
	2019			2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$507,546	$31,790	6.26%	$398,614	$24,375	6.11%
Securities, includes restricted stock	147,737	3,909	2.65%	150,668	3,945	2.62%
Interest earning cash	47,059	960	2.04%	36,898	631	1.71%
Total interest earning assets	702,342	36,659	5.22%	586,180	28,951	4.94%

NONINTEREST EARNING ASSETS	30,700			14,233

TOTAL AVERAGE ASSETS	$733,042			$600,413

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$366,430	$2,070	0.56%	$293,936	$908	0.31%
Time deposits	20,002	473	2.36%	27,014	275	1.02%
Total interest bearing deposits	386,432	2,543	0.66%	320,950	1,183	0.37%
Short-term borrowings	1	—	—%	478	12	2.51%
Secured borrowings	88	5	5.68%	246	17	6.91%
Total interest bearing liabilities	386,521	2,548	0.66%	321,674	1,212	0.38%

NONINTEREST BEARING LIABILITIES
Demand deposits	236,918			188,911
Other liabilities	8,216			3,536
Total noninterest bearing liabilities	245,134			192,447
Stockholders' equity	101,387			86,292

TOTAL AVG. LIABILITIES AND EQUITY	$733,042			$600,413
Net interest income		$34,111			$27,739
Net interest spread			4.56%			4.56%
Net interest margin			4.86%			4.73%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average common equity and adjusted earnings per common share, excludes the impact of a one-time charge relating to compensation expense as a result of the passing of our Executive Chairman in 2018.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue. We calculate the efficiency ratio by dividing total noninterest expenses excluding non-recurring items by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains(losses) on securities and other non-recurring income sources, if applicable, from this calculation, which we refer to as recurring revenue. We believe that this provides one reasonable measure of recurring expenses relative to recurring revenue.

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$3,873	$2,873	$14,143	$8,734
Add: compensation charge	-	-	-	1,173
Less: tax impact	-	-	-	314
Compensation charge, net	-	-	-	859
Adjusted net income	$3,873	$2,873	$14,143	$9,593

Return on average assets-GAAP	2.01%	1.74%	1.93%	1.45%
Add: compensation charge	0.00%	0.00%	0.00%	0.15%
Adjusted return on average assets	2.01%	1.74%	1.93%	1.60%

Return on average common equity-GAAP	14.19%	12.74%	13.95%	10.12%
Add: compensation charge	0.00%	0.00%	0.00%	1.00%
Adjusted return on average common equity	14.19%	12.74%	13.95%	11.12%

Diluted earnings per share-GAAP	$0.50	$0.37	$1.82	$1.13
Add: compensation charge	0.00	0.00	0.00	0.11
Adjusted diluted earnings per share	$0.50	$0.37	$1.82	$1.24

Efficiency Ratio
Net interest income	$8,852	$7,727	$34,111	$27,739
Noninterest income	3,164	2,000	11,811	7,855
Recurring revenue	$12,016	$9,727	$45,922	$35,594

Total noninterest expense	$6,341	$5,405	$24,934	$22,295
Less: compensation charge	-	-	-	1,173
Recurring noninterest expense	$6,341	$5,405	$24,934	$21,122

Efficiency ratio	52.8%	55.6%	54.3%	59.3%